ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated August 23, 2007

Yield Optimization Notes with Contingent Protection

Enhanced Income Solutions for Equity Investors

UBS AG $•   Notes linked to S&P Depositary Receipts (“SPDRs”) due on or about February 28, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of S&P Depository Receipts (“SPDRs”) issued by the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”). Each SPDR represents a fractional undivided ownership interest in the SPDR Trust. The SPDR Trust is an exchange traded fund designed and intended to track the performance of the S&P 500 Index by investing its assets pro rata in the equity securities that constitute the S&P 500 Index as well as other financial instruments. We refer to the fractional undivided ownership interest represented by each SPDR generally throughout this free writing prospectus as a “share of the SPDRs.” The Notes pay an enhanced coupon and provide either a return of principal or shares of the SPDRs at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the SPDRs at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the SPDRs (subject to adjustment in the case of certain events described herein under “General Terms of the Notes—Antidilution Adjustments”) for each of your Notes if the closing price of a single SPDR falls below the trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the SPDRs. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced coupon payments are made regardless of the performance of the SPDRs and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the SPDRs never falls below the trigger price during the observation period and you hold the Notes to maturity:
t	If the closing price of the SPDRs does not fall below the trigger price on any trading day during the observation period, at maturity you will receive a cash payment equal to your principal amount.
t	If the closing price of the SPDRs falls below the trigger price on any trading day during the observation period, at maturity you will receive one share of the SPDRs for each of your Notes. If you receive shares of the SPDRs at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates*

Trade Date	August 23, 2007
Settlement Date	August 31, 2007
Coupon Payment Dates	November 30, 2007, February 28, 2008
Final Valuation Date	February 25, 2008
Maturity Date	February 28, 2008
*	The Notes are expected to price on or about August 23, 2007 and settle on or about August 31, 2007. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Offering of Notes

The coupon rate, initial price and trigger price for the Notes will be set at the time of pricing on the trade date.

Underlying	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
S&P Depository Receipts issued by the SPDR Trust, Series I, a unit investment trust	8.50% to 9.75%			902619360	US9026193600
*	Paid quarterly in arrears in two equal installments.

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and “Risk Factors” beginning on page 10 of this free writing prospectus for risks related to an investment in the Notes. Your Notes do not guarantee any return of principal at maturity. At maturity, if you receive shares of the SPDRs, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying free writing prospectus or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Price to Public		Underwriting Discount		Proceeds to UBS AG
Total	Per Security	Total	Per Security	Total	Per Security
•	100%	•	1.00%	•	99.00%

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read this document and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access this document on the SEC web site at www.sec.gov as follows:

t	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Key Terms of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of one SPDR
Term	Six Months(1)
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the SPDRs
Payment at Maturity (per Note)	➢ If the closing price of the SPDRs does not fall below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.
➢ If the closing price of the SPDRs falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the SPDRs for each Note you own.
The Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less (or more) than your principal or may be worthless.
Closing Price	On any trading day, the last reported sale price of one SPDR on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of one SPDR on the trade date
Trigger Price	80% of the initial price
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity

You will receive one share of the SPDRs for each Note you own, in which case:

t	If the market price of the SPDRs on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
t	If the market price of the SPDRs on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

(1)	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes is six months.

Investor Suitability

The securities may be suitable for you if:

t	You have a moderate to high risk tolerance.
t	You are willing to receive shares of the SPDRs at maturity that may be worth less than your principal.
t	You believe the market price of the SPDRs are not likely to appreciate by more than the value of the coupons paid on the Notes.
t	You believe the closing price of the SPDRs are not likely to fall below the trigger price at any time during the observation period.
t	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the SPDRs.
t	You are willing to accept the risk of fluctuations in the market price of the SPDRs.
t	You are willing to invest in the Notes based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).
t	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

t	You seek an investment that is 100% principal protected.
t	You are not willing to receive shares of the SPDRs at maturity.
t	You believe the market price of the SPDRs are likely to appreciate by more than the value of the coupons paid on the Notes.
t	You believe the closing price of the SPDRs are likely to fall below the trigger price during the observation period.
t	You are not willing to accept the risks of owning equities in general and the SPDRs in particular.
t	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
t	You are unable or unwilling to hold the Notes to maturity.
t	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain, and there is no direct legal authority as to the proper tax treatment of the Notes. Pursuant to the terms of the Notes and subject to the discussion in this Free Writing Prospectus under “—Supplemental U.S. Tax Considerations,” we and, by purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for all U.S. federal income tax purposes as a unit consisting of (1) an option written by you to us (the “option”) to enter into a forward contract to acquire the SPDRs (the “forward contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of your Notes (the “debt instrument”). The option will be deemed to have been exercised if the closing price of the SPDRs falls below the trigger price on any trading day during the observation period. Under this treatment, the coupon payments on the Notes will be treated in part as payments of interest on the debt instrument and in part as payments on the option (the “option premium”). The terms of your Notes will require you and us (i) to treat the debt instrument as providing for interest payments and the option as providing for option premium, in each case payable quarterly at percentages to be determined on the trade date, based on our comparable cost of borrowing (in the case of the debt instrument) and the amount by which the Coupon per annum exceeds our comparable cost of borrowing (in the case of the option premium), and (ii) to treat 100% of your purchase price for the Notes as allocated to the debt instrument.

Offering	Coupon per Annum*	Debt Instrument Interest Rate per Annum*	Option Premium per Annum*
The Notes	8.50% to 9.75%	• %	• %
*	To be determined at the time of pricing on the trade date

Assuming the tax treatment described above is respected, the tax consequences to a U.S. holder and a non-U.S. holder (each as defined below under “—Supplemental U.S. Tax Considerations”) are described in the sections of this Free Writing Prospectus under “—Supplemental U.S. Tax Considerations” entitled “Tax Consequences to U.S. Holders” and “Tax Consequences to Non-U.S. Holders,” respectively. Briefly, as described therein, the portion of the coupon payments treated as interest on the debt instrument generally will be ordinary interest income when accrued or received, in accordance with your regular method of accounting. The portion treated as option premium will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes. If your payment at maturity consists of cash equal to your principal amount (plus the final coupon), then the aggregate amount of option premium paid to you during the term of the Note will be treated as a short-term capital gain. If your payment at maturity consists of shares of the SPDRs, you will not recognize gain or loss with respect to your receipt of the shares (although you will recognize gain or loss with respect to cash received in lieu of fractional shares), and your basis in the shares will be the principal amount of your Notes, reduced by the aggregate amount of option premium received.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.

You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of this free writing prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

t	Risk of Loss of Contingent Protection – Your principal will be protected only if the closing price of the SPDRs does not fall below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the SPDRs falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the SPDRs. Greater expected volatility with respect to the SPDRs reflects a higher expectation as of the trade date that the price of the SPDRs could fall below the trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on the Notes. The SPDRs' volatility, however, can change significantly over the term of the Notes. The price of the SPDRs could fall sharply, which could, in turn, result in a significant loss of principal and otherwise impact the value of the Notes.
t	Single ETF Risk – The price of the SPDRs can rise or fall sharply due to factors specific to the SPDRs, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the S&P 500 Index, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
t	Failure of the SPDRs to track the level of the S&P 500 Index – While the SPDRs are designed and intended to track the level of the S&P 500 Index, various factors, including fees and other transaction costs, will prevent the SPDRs from correlating exactly with changes in the level of the S&P 500 Index. Accordingly, the performance of the SPDRs will not be equal to the performance of the S&P 500 Index during the term of the Notes.
t	There may be little or no secondary market for the Notes – The Notes will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
t	Owning the Notes is not the same as owning the SPDRs – The return on your Notes may not reflect the return you would realize if you actually owned the SPDRs. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the SPDRs over the term of your Notes. Furthermore, the SPDRs may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the SPDRs falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the SPDRs on the maturity date is greater than the initial price.
t	Credit of UBS – An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
t	Price prior to maturity – The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the SPDRs and the expected price volatility of the SPDRs, the income dividend rate on the SPDRs, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
t	Impact of fees on secondary market prices – Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
t	Potential UBS impact on market price of SPDRs – Trading or transactions by UBS or its affiliates in the SPDRs and/or over-the-counter options, futures or other instruments with returns linked to the performance of the SPDRs, the S&P 500 Index or the equity securities underlying the SPDRs may adversely affect the market price of the SPDRs and, therefore, the market value of your Notes.
t	Potential conflict of interest – UBS and its affiliates may engage in business with the issuers of the equity securities that constitute the S&P 500 Index, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price of the SPDRs on any trading day has fallen below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
t	Potentially inconsistent research, opinions or recommendations by UBS – UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have recently published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the SPDRs to which the Notes are linked.
t	Antidilution adjustments – Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the SPDRs that may be delivered for certain events affecting the SPDRs, such as share splits and share dividends, and certain other actions involving the SPDRs, the calculation agent is not required to make an adjustment for every event that can affect the SPDRs. If an event occurs that does not require the calculation agent to adjust the number of shares of the SPDRs that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
t	Uncertain tax treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section below entitled “Supplemental U.S. Tax Considerations” and consult your own tax advisor about your own tax situation.

Hypothetical Examples

Hypothetical Examples – Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	Six months
Coupon per annum:	9.50% (or $3.325 per quarter)
Initial price of the SPDRs:	$140.00 per share
Trigger price:	$112.00 (80% of the initial price)
Principal amount:	$140.00 per Note (set equal to the initial price)
Dividend yield on the SPDRs**:	1.90%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the SPDRs during the term of the Notes.

Scenario #1: The closing price of the SPDRs never falls below the trigger price of $112.00 during the observation period.

Since the closing price of the SPDRs did not fall below the trigger price of $112.00 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the SPDRs if the price appreciation of the SPDRs (plus dividends, if any) is less than 5%.

If the closing price of the SPDRs on the final valuation date is $140.00 (no change in the price of the SPDRs):

Payment at Maturity:	$140.00
Coupons:	$6.65	($3.325 × 2 = $6.65)
Total	$146.65
Total return on the Notes:	4.75%

In this example, the total return on the Notes is 4.75% while the total return on the SPDRs are 0.95% (including dividends).

If the closing price of the SPDRs on the final valuation date is $161.00 (an increase of 15%):

Payment at Maturity:	$140.00
Coupons:	$6.65	($3.325 × 2 = $6.65)
Total	$146.65
Total return on the Notes:	4.75%

In this example, the total return on the Notes is 4.75% while the total return on the SPDRs are 15.95% (including dividends).

Scenario #2: The closing price of the SPDRs falls below the trigger price of $112.00 during the observation period.

Since the closing price of the SPDRs fell below the trigger price of $112.00 on one or more trading days during the observation period, you will receive at maturity one share of the SPDRs for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the SPDRs on the maturity date.

If the closing price of the SPDRs on the final valuation date is $105.00 (a decline of 25%):

Value of share received:	$105.00
Coupons:	$6.65	($3.325 × 2 = $6.65)
Total	$111.65
Total return on the Notes:	-20.25

In this example, the total return on the Notes is a loss of 20.25% while the total return on the SPDRs are a loss of 24.05% (including dividends).

If the closing price on the final valuation date is $126.00 (a decline of 10%):

Value of share received:	$126.00
Coupons:	$6.65	($3.325 × 2 = $6.65)
Total	$132.65
Total return on the Notes:	-5.25%

In this example, the total return on the Notes is a loss of 5.25% while the total return on the SPDRs are a loss of 9.05% (including dividends).

If the closing price on the final valuation date is $154.00 (an increase of 10%):

Value of share received:	$154.00
Coupons:	$6.65	($3.325 × 2 = $6.65)
Total	$160.65
Total return on the Notes:	14.75%

In this example, the total return on the Notes is 14.75% while the total return on the SPDRs are 10.95% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	Six months
Coupon per annum:	9.50% (or $3.375 per quarter)
Initial price:	$140.00 per share
Trigger price:	$112.00 (80% of the initial price)
Principal amount:	$140.00 per Note (set equal to the initial price)
Dividend yield on the SPDRs**:	1.90%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the SPDRs during the term of the Notes.

SPDRs			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final SPDR Price(5)	SPDR Price Return	Total Return at Maturity(3)	Payment at Maturity	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity
$210	50%	52%	$140.00	4.75%	$216.65	54.75%
$203	45%	47%	$140.00	4.75%	$209.65	49.75%
$196	40%	42%	$140.00	4.75%	$202.65	44.75%
$189	35%	37%	$140.00	4.75%	$195.65	39.75%
$182	30%	32%	$140.00	4.75%	$188.65	34.75%
$175	25%	27%	$140.00	4.75%	$181.65	29.75%
$168	20%	22%	$140.00	4.75%	$174.65	24.75%
$161	15%	17%	$140.00	4.75%	$167.65	19.75%
$154	10%	12%	$140.00	4.75%	$160.65	14.75%
$147	5%	7%	$140.00	4.75%	$153.65	9.75%
$140	0%	2%	$140.00	4.75%	$146.65	4.75%
$133	-5%	-3%	$140.00	4.75%	$139.65	-0.25%
$126	-10%	-8%	$140.00	4.75%	$132.65	-5.25%
$119	-15%	-13%	$140.00	4.75%	$125.65	-10.25%
$112	-20%	-18%	$140.00	4.75%	$118.65	-15.25%
$105	-25%	-23%	n/a	n/a	$111.65	-20.25%
$98	-30%	-28%	n/a	n/a	$104.65	-25.25%
$91	-35%	-33%	n/a	n/a	$97.65	-30.25%
$84	-40%	-38%	n/a	n/a	$90.65	-35.25%
$77	-45%	-43%	n/a	n/a	$83.65	-40.25%
$70	-50%	-48%	n/a	n/a	$76.65	-45.25%
$63	-55%	-53%	n/a	n/a	$69.65	-50.25%
(1)	A trigger event does not occur if the closing price of the SPDRs does not fall below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the SPDRs falls below the trigger price on at least one trading day during the observation period.
(3)	The total SPDR price return on the SPDRs assumes a 1.90% cash dividend payment.
(4)	Total return on the Notes includes coupon payments based on a six month term. Payment consists, in part, of SPDRs valued as of the final valuation date.
(5)	The closing price of the SPDRs as of the final valuation date.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Short term debts issued(1)	204,138	167,077
Long term debt issued(1)	188,618	154,375
Total Debt issued(1)	392,756	321,452
Minority Interest(2)	6,139	5,024
Shareholders’ equity	51,259	41,953
Total capitalization	450,154	368,429
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position based on remaining maturities (split in short and long term is available only quarterly)
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.81845 (the exchange rate in effect as of June 30, 2007).

Summary

This free writing prospectus describes terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a pricing supplement that will also include the specific pricing terms for this issuance. This free writing prospectus and the pricing supplement prepared on the trade date should be read in connection with the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, when we refer to the “Notes”, we mean the yield optimization notes with contingent protection linked to the S&P Depositary Receipts Fund. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS. References to the “applicable pricing supplement” means the pricing supplement relating to your Notes prepared by UBS AG on the trade date.

What Are the Yield Optimization Notes with Contingent Protection?

The Yield Optimization Notes with Contingent Protection linked to S&P Depositary Receipts, or the “Notes”, are medium-term notes issued by UBS AG, the return on which is linked to the performance of S&P Depositary Receipts (“SPDRs”) issued by the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”), during the observation period. The “observation period” will commence on the trade date and end on, and include, the final valuation date.

Regardless of how the SPDRs perform, we will pay you interest during the term of the Notes, quarterly in arrears, at the rate per annum between 8.50% and 9.75%. The rate per annum applicable to your notes will be determined at the time of pricing on the trade date.

At maturity, we will either pay you an amount in cash equal to the principal amount of your Notes or deliver to you the share delivery amount for each Note you own. The “share delivery amount” shall mean one share of the SPDRs, subject to adjustment in the case of certain corporate events as described in “General Terms of the Notes—Antidilution Adjustments.” The principal amount of each Note will be equal to the closing price of the SPDRs on the trade date. Whether you receive cash or the share delivery amount at maturity will depend upon whether the closing price of the SPDRs ever falls below the trigger price during the observation period. The closing price of the SPDRs will be observed each trading day during the observation period.

At maturity, you will receive either:

➢	Cash—If the closing price of the SPDRs has not fallen below the trigger price on any trading day during the observation period, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the SPDRs.

or

➢	Shares of the SPDRs—If the closing price of the SPDRs has fallen below the trigger price on any trading day during the observation period, we will deliver to you the share delivery amount. If the market price of the SPDRs on the maturity date is less than the price of the SPDRs on the trade date (the “initial price”), the shares you receive will be worth less than the principal amount of your Notes. If the market price of the SPDRs on the maturity date is greater than the initial price, the shares you receive will be worth more than the principal amount of your Notes.

Coupon payments will be made regardless of the performance of the SPDRs.

If you receive shares of the SPDRs at maturity, they may be worth less than your principal or may be worthless (i.e., a total loss of principal).

The Notes Are Part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This free writing prospectus summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this free writing prospectus) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Risk Factors

The return on the Notes is linked to the performance of the SPDRs. Investing in the Notes is not equivalent to investing directly in the SPDRs. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this free writing prospectus and the accompanying prospectus before investing in the Notes.

The Notes do not guarantee any return of principal at maturity; you may receive shares of the SPDRs worth less than 100% of your principal if the closing price of the SPDRs falls below the trigger price on any trading day during the observation period.

The Notes combine features of equity and debt. The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity in cash if the closing price of the SPDRs falls below the trigger price on any trading day during the observation period. In that event, we will deliver to you at maturity the share delivery amount for each Note you own. The shares of the SPDRs you receive may have a market value of less than 100% of the principal amount of your Notes and you will be exposed to the full downside risk of the SPDRs. Accordingly, if the price of the SPDRs falls below the trigger price on any trading day during the observation period and the market price on the maturity date is below the initial price of the SPDRs, you will receive shares of the SPDRs worth less than the principal amount of your Notes or that may be worthless. Your principal will be protected only if the closing price of the SPDRs does not fall below the trigger price on any trading day during the observation period and you hold your Notes to maturity. See “General Terms of the Notes—Payment at Maturity” on page 19.

Your return on the Notes at maturity will only exceed their stated principal amount in limited circumstances.

Even though you will be subject to the risk of a decline in the price of the SPDRs, you will generally not participate in any appreciation in the price of the SPDRs. Your return on the Notes will be limited to the coupon payable on the Notes except for the situation in which (1) the closing price of the SPDRs are less than the trigger price on at least one day during the observation period (and, therefore, you receive shares instead of cash at maturity) and (2) the closing price of the SPDRs at maturity is greater than the initial price. If the closing price of the SPDRs is not less than or equal to the trigger price on any day during the observation period and the closing price of the SPDRs at maturity is significantly greater than the initial price, your return on the Notes would be less than your return on a direct investment in the SPDRs or on a similar security that is directly linked to the SPDRs and that allows you to participate fully in the appreciation of the price of the SPDRs.

The SPDRs are subject to various market risks.

The SPDRs are subject to various market risks. Market forces outside of our control could cause the SPDRs to fall below the trigger price during the observation period. The price of the SPDRs can rise or fall sharply due to various factors relating to the issuers of the equity securities that compose the S&P 500 Index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the SPDRs on any day, and whether the closing price of the SPDRs has previously fallen below the trigger price on any day during the observation period, will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the frequency and magnitude of changes in the closing price of the SPDRs (volatility);
➢	the dividend rate paid on the equity securities held by the SPDRs and the income dividend rate paid on the SPDRs (while not paid to holders of the Notes, such dividend payments may influence the closing price of the SPDRs and the market value of options on the SPDRs and therefore affect the market value of the Notes);
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the equity securities held by the SPDRs and stock markets generally;
➢	interest and yield rates in the market;
➢	the time remaining to the maturity of the Notes; and
➢	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

The return on your Notes may not reflect the return you would realize if you actually owned the SPDRs.

The SPDRs may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the SPDRs falls below the trigger price at least once during the observation period (and, therefore, you receive shares instead of cash at maturity). In addition, in that case, you will only participate in any appreciation in the value of the SPDRs if and to the extent that the market price of the SPDRs on the maturity date is greater than the initial price.

In addition, changes in the market value of the SPDRs may not result in a comparable change in the market value of the Notes. If the closing price of the SPDRs on any trading day increases above the initial price, the value of the Notes may not increase comparably, if at all. It is also possible for the value of the SPDRs to increase moderately while the value of the Notes declines.

When the closing price of the SPDRs on any trading day is close to the trigger price for the first time, the market value of the Notes will likely decline at a greater rate than the market value of the SPDRs. If the SPDRs trade at closing prices that are close to or lower than the trigger price, we expect the market value of the Notes to decline to reflect, among other factors, our right to potentially deliver to you at maturity the share delivery amount which may be worth less than 100% of the principal amount of your Notes.

Your return on the Notes will not reflect dividends on the equity securities held by the SPDR Trust or the income dividends on the SPDRs.

Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities held by the SPDR Trust and received the dividends paid on those equity securities or actually owned the SPDRs and received the income dividends paid on the SPDRs. This is because the calculation agent will calculate the amount payable to you at maturity by reference to the closing levels of the SPDRs during the observation period. The closing levels of the SPDRs reflect the prices of the equity securities held by the SPDR Trust without taking into consideration the value of dividends paid on those equity securities or the value of the income dividends paid on the SPDRs.

In some circumstances, the payment you receive on the Notes may be based on securities other than the SPDRs.

Following certain events relating to the SPDRs, the amount of cash you receive at maturity may be based on the equity securities underlying the SPDRs, and not the SPDRs themselves. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific events that can lead to these adjustments in the section of this free writing prospectus called “General Terms of the Notes—Alternate Calculation of Closing Price.”

You have limited antidilution protection.

Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the SPDRs that may be delivered (in the event that the closing price of the SPDRs falls below the trigger price) for certain events affecting the SPDRs, the calculation agent is not required to make an adjustment for every corporate event that can affect the SPDRs. If an event occurs that does not require the calculation agent to adjust the number of shares of the SPDRs that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should refer to “General Terms of the Notes—Antidilution Adjustments” on page 21 and “General Terms of the Notes—Role of Calculation Agent” on page 24 for a description of the items that the calculation agent is responsible to determine.

Historical performance of the SPDRs or the S&P 500 Index should not be taken as an indication of the future performance of the SPDRs or the S&P 500 Index during the term of the Notes.

The historical performance of the SPDRs or the S&P 500 Index should not be taken as an indication of the future performance of the SPDRs or the S&P 500 Index. As a result, it is impossible to predict whether the closing price of the SPDRs will rise or fall. The closing price of the SPDRs will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

There may not be an active trading market in the Notes—sales in the secondary market may result in significant losses.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may cease any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and, as a result, you may suffer substantial losses. In addition, you will not receive principal protection.

Trading and other transactions by UBS or its affiliates in the SPDRs, or futures or options or other derivative products on the SPDRs or the S&P 500 Index, may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page 25, generally we or one or more affiliates may hedge our obligations under the Notes by purchasing the SPDRs, futures or options on the SPDRs or the S&P 500 Index or other derivative instruments with returns linked or related to changes in the performance of the SPDRs or the S&P 500 Index, and we may adjust these hedges by, among other things, purchasing or selling the SPDRs, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the closing price of the SPDRs and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the equity securities held by the SPDR Trust and other investments relating to the SPDRs on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the SPDRs and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the SPDRs. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Securities LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the equity securities held by the SPDR Trust, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the SPDRs and, therefore, the market value of the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the SPDRs or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the SPDRs to which the Notes are linked.

UBS and its affiliates have no affiliation with PDR Services LLC (the sponsor of the SPDRs) or any of the issuers of the equity securities held by the SPDR Trust or included in the S&P 500 Index and are not responsible for the public disclosure of information of these entities.

We and our affiliates are not affiliated with PDR Services LLC (the sponsor of the SPDRs) or the issuers of the equity securities held by the SPDR Trust or included in the S&P 500 Index in any way and have no ability to control or predict their actions, including any actions that could affect the value of the equity securities held by the SPDRs or your Notes. The sponsor of the SPDRs is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

We have derived the information about the SPDRs and the S&P 500 Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the sponsor of the SPDRs or the S&P 500 Index. You, as an investor in the Notes, should make your own investigation into the sponsor of the SPDRs and the S&P 500 Index.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing price on any trading day has fallen below the trigger price and, accordingly, the payment at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” on page 24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the SPDRs has occurred or is continuing on a day when the calculation agent will determine the closing price of the SPDRs. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the maturity date if a market disruption event occurs on the final valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of the SPDRs on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the SPDRs is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the SPDRs that would have prevailed in the absence of the market disruption event or such other reason and such estimate will be used for purposes of determining whether the closing price of the SPDRs has fallen below the trigger price during the observation period. See “General Terms of the Notes—Market Disruption Event” on page 20.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The U.S. tax consequences of an investment in the Notes are unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the Notes, the timing and character of income on the Notes might differ materially from the description herein. You should consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this Free Writing Prospectus called “—Supplemental U.S. Tax Considerations.”

‘The SPDR Trust, Series I

We have derived all information contained in this free writing prospectus regarding the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”), from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR Trust.

The SPDR Trust is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500 Index. Information provided to or filed with the Securities and Exchange Commission (“SEC”) by the SPDR Trust can be located by reference to SEC file number 033-46080 through the SEC’s website at http://www.sec.gov.

The payment you receive at maturity on your Notes will be based on the value of the depositary receipts of the SPDR Trust (“SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR Trust. We refer to the fractional undivided ownership interest represented by each SPDR generally throughout this free writing prospectus as a “share of the SPDRs.”

Because you may receive shares of the SPDRs as the payment due to you at the maturity of the Notes, in making your decision to invest in the Notes you should review the Prospectus related to the SPDRs dated January 26, 2007 (the “SPDR Prospectus”). The SPDR Prospectus is available for your review at:
http://sec.gov/Archives/edgar/data/884394/000095013607000545/file1.htm.

As of February 1, 2007, ordinary operating expenses of the SPDR Trust accrue at an annual rate of 0.0945% of the SPDR Trust’s daily net asset value. The expenses of the SPDR Trust may increase in the future. Expenses of the SPDR Trust reduce the net asset value of the assets held by the SPDR Trust and, therefore, reduce the value of each share of the SPDRs.

We are authorized to participate in the creation and redemption of SPDRs by the SPDR Trust. This means that we have executed a Participant Agreement with the SPDR Trust and may participate in the creation of SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “The Trust” and may redeem SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “Redemption of SPDRs.”

Historical Performance of the SPDRs

The following table sets forth the quarterly high and low closing prices for the SPDRs, based on daily closing prices on the American Stock Exchange, as reported by Bloomberg L.P. The closing price of the SPDRs on August 21, 2007 was $144.93.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$93.33	$80.52	$84.74
4/1/2003	6/30/2003	$101.66	$86.04	$97.63
7/1/2003	9/30/2003	$104.60	$96.42	$99.95
10/1/2003	12/31/2003	$111.28	$102.08	$111.28
1/2/2004	3/31/2004	$116.38	$109.46	$113.10
4/1/2004	6/30/2004	$115.27	$108.83	$114.53
7/1/2004	9/30/2004	$113.66	$106.85	$111.76
10/1/2004	12/31/2004	$121.36	$109.86	$120.87
1/3/2005	3/31/2005	$122.79	$116.53	$117.96
4/1/2005	6/30/2005	$121.57	$113.80	$119.18
7/1/2005	9/30/2005	$124.72	$119.48	$123.04
10/3/2005	12/30/2005	$127.81	$117.43	$124.51
1/3/2006	3/31/2006	$131.03	$125.48	$129.83
4/3/2006	6/30/2006	$132.62	$122.55	$127.23
7/3/2006	9/29/2006	$133.74	$123.34	$133.58
10/2/2006	12/29/2006	$143.12	$134.92	$141.62
1/3/2007	3/30/2007	$146.04	$137.35	$142.00
4/2/2007	6/29/2007	$154.10	$143.85	$150.43
7/2/2007	8/21/2007	$155.07*	$141.04*	$144.93
*	High and low prices are for the period from July 2, 2007 through August 21, 2007.

The graph below illustrates the performance of the SPDRs from July 31, 1997 through August 21, 2007, based on information from Bloomberg L.P. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price of the SPDRs on August 21, 2007. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the SPDRs on the trade date. Past performance of the SPDRs is not indicative of the future performance of the SPDRs.

The S&P 500 Index

We have derived all information contained in this free writing prospectus regarding the S&P 500 Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the publisher of the Index, Standard & Poor’s, division of the McGraw-Hill Companies, Inc. (“S&P”). The Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005, the Index became fully float-adjusted. S&P’s criteria for selecting stocks for the Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

t	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
t	holdings by government entities, including all levels of government in the United States or foreign countries; and
t	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this free writing prospectus, the Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43 = 10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original Base Period level of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Index closing level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share Issuance (i.e., change 5%)	Shares Outstanding plus newly issued Shares	Yes
Share Repurchase (i.e., change 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special Cash Dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus:	Yes
Price of Rights Rights Ratio
Spinoffs	Price of parent company minus:	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	= Pre-Event Index Value

New Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500 Index, in connection with securities, including the Notes. The S&P 500 Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this free writing prospectus:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this free writing prospectus, the following general terms will apply to the Notes:

Coupon

Interest will be paid in arrears in equal quarterly installments during the term of the Notes on an unadjusted basis at a rate per annum between 8.50% and 9.75%. The rate per annum applicable to your Notes will be determined at the time of pricing on the trade date. Interest payments will be made on November 30, 2007 and February 28, 2008.

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be fixed at the initial price of the SPDRs.

Payment at Maturity

At maturity, we will either pay you an amount in cash equal to the principal amount of your Notes or deliver to you the share delivery amount for each Note you own. The “share delivery amount” shall mean one share of the SPDRs, subject to adjustment in the case of certain events as described in “—Antidilution Adjustments.” Whether you receive cash or the share delivery amount at maturity will depend upon whether the closing price of the SPDRs ever falls below a trigger price during the observation period. The closing price of the SPDRs will be observed each trading day during the observation period.

At maturity, you will receive either:

➢	Cash — If the closing price of the SPDRs does not fall below the trigger price on any trading day during the observation period, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the SPDRs.

or

➢	Shares of SPDRs — If the closing price of the SPDRs has fallen below the trigger price on any trading day during the observation period, we will deliver to you the share delivery amount for each Note you own. If the market price of the SPDRs on the maturity date is less than the price of the SPDRs on the trade date (the “initial price”), the shares you receive will be worth less than the principal amount of your Notes. If the market price of the SPDRs on the maturity date is greater than the initial price, the shares you receive will be worth more than the principal amount of your Notes.

Coupon payments will be made regardless of performance of the SPDRs.

The trade date will be on or about August 23, 2007 and the settlement date will be on or about August 31, 2007. The initial price and the trigger price will be determined at the time of pricing on the trade date. In the event that the trade date and settlement date are changed, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

If you receive shares of the SPDRs at maturity, they may be worth less than your principal or may be worthless (i.e., a total loss of principal). The Notes are not sponsored, endorsed, sold or promoted by the sponsor of the SPDRs, and investing in the Notes is not equivalent to investing directly in the SPDRs.

Maturity Date

The maturity date for your Notes will be on or about February 28, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before the maturity date does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below. In the event that the trade date and settlement date are changed, the maturity date will also be changed to ensure that the stated term of the Notes remains the same.

Regular Record Dates for Interest

The regular record date relating to an interest payment date for the Notes will be the business day prior to the interest payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 p.m., New York City time, on that day.

Final Valuation Date

The final valuation date for your Notes will be on or about February 25, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. In the event that the trade date and settlement date are changed, the final valuation date will also be changed to ensure that the stated term of the Notes remains the same.

Closing Price

The “closing price” for one share of the SPDRs (or one unit of any other security for which a closing price must be determined) on any trading day means:

t	if the SPDRs (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the SPDRs (or any such other security) is listed or admitted to trading, or
t	if the SPDRs (or any such other security) are not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day, or
t	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the SPDRs (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine whether the closing price of the SPDRs has fallen below the trigger price during the observation period. As described above, the final valuation date for any offering of the Notes may be postponed, and thus the determination of whether the closing price for the SPDRs has fallen below the trigger price may be postponed, if the calculation agent determines that, during the observation period or on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing price of the SPDRs on the first trading day on which the closing price is observable and no market disruption event occurs or is continuing. In no event, however, will the determination of the closing price for the SPDRs be postponed by more than ten business days.

If the determination of the closing price for the SPDRs are postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the closing price for the SPDRs will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price for the SPDRs that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

➢	a suspension, absence or material limitation of trading in the SPDRs in its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
➢	a suspension, absence or material limitation of trading in option or futures contracts relating to the SPDRs, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
➢	the SPDRs do not trade on what was, on the trade date, the primary market for the SPDRs, as determined by the calculation agent in its sole discretion; or
➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates (1) to unwind all or a material portion of a hedge related to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) to effect trading in the SPDRs generally.

or

➢	the occurrence or existence of a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500 Index on the relevant exchanges for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange, in each case as determined by the calculation agent in its sole discretion; or
➢	the occurrence or existence of a suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the S&P 500 Index or shares of the SPDRs (or such other security) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

in each case, a determination by the calculation agent in its sole discretion that any event described in the two clauses above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a market disruption event exists at any time with respect to the S&P 500 Index if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading in the SPDRs in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the SPDRs or the S&P 500 Index.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the SPDRs, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option or futures contracts related to the SPDRs or the S&P 500 Index in the primary market for those contracts, by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, related to the SPDRs or the S&P 500 Index in the primary market for those contracts.

“Relevant exchange” means, with respect to the SPDRs, the primary exchange or market of trading for the shares of the SPDRs, or any security (or any combination thereof) then included in the S&P 500 Index.

Antidilution Adjustments

The share delivery amount and the trigger price are subject to adjustments by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors—You have limited antidilution protection” on page 11.

How adjustments will be made

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the SPDRs, the calculation agent will calculate such corresponding adjustment to the share delivery amount and the trigger price as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one share split, then the share delivery amount will be doubled and the trigger price will be halved. The calculation agent will also determine the effective date of that adjustment. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the share delivery amount and the trigger price.

If more than one event requiring an antidilution adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the share delivery amount and the trigger price for the first event, then adjust this adjusted share delivery amount and this adjusted trigger price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustment occurs, the calculation agent may make additional adjustments not described in this free writing prospectus with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

➢	a distribution or dividend to existing holders of the SPDRs of:

additional shares of the SPDRs,

other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the SPDRs equally or proportionately with such payments to holders of the SPDRs, or any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing closing price as determined by the calculation agent;

➢	the declaration by the SPDRs Trust of an extraordinary or special dividend or other distribution whether in cash or additional shares of the SPDRs or other assets; and
➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of the SPDRs.

Share Splits and Reverse Share Splits

If the SPDRs are subject to a share split or a reverse share split, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the number of shares that a holder of one share of the SPDRs before the effective date of that share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends

If the SPDRs are subject to a share dividend payable in shares of the SPDRs, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the sum of one and the number of additional shares issued in the share dividend with respect to one share of the SPDRs.

Other Dividends and Distributions

Neither the share delivery amount nor the trigger price will be adjusted to reflect dividends or other distributions paid with respect to the SPDRs, other than:

➢	share dividends described above; and
➢	extraordinary dividends described below.

A dividend or other distribution with respect to the SPDRs will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the SPDRs by an amount equal to at least 10% of the closing price of the SPDRs on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the SPDRs trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs with respect to the SPDRs, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the ratio of the closing price of the SPDRs on the business day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary dividend amount.

The extraordinary dividend amount with respect to an extraordinary dividend for the SPDRs equals:

➢	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per SPDRs minus the amount per SPDRs of the immediately preceding dividend, if any, that was not an extraordinary dividend for the SPDRs; or
➢	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on the SPDRs that is a dividend payable in SPDRs that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the SPDRs that is also an extraordinary dividend, will result in an adjustment to the number of SPDRs only as described in “—Share Dividends” above and not as described here.

Alternate Calculation of Closing Price

If the SPDRs are de-listed from the American Stock Exchange, liquidated or otherwise terminated, the calculation agent will, in its sole discretion, calculate the appropriate closing prices of the equity securities underlying the SPDRs by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the SPDRs. Such closing prices will be substituted for the SPDRs for all purposes of the Notes and, in lieu of the shares of the SPDRs due to holders of the Notes at maturity, if any, the calculation agent will determine, by reference to such closing prices, and deliver the cash value of such shares to holders of the Notes at maturity.

If at any time:

t	the S&P 500 Index is changed in a material respect, or
t	the SPDRs are in any other way is modified so that they do not, in the opinion of the calculation agent, fairly represent the price of the shares of the SPDRs had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the SPDRs as if those changes or modifications had not been made, and calculate the price or closing price with reference to the SPDRs, as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the SPDRs and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the SPDRs described in this section upon written request by any holder of the Notes.

Redemption Price upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent to reflect the fair market value of your Notes.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the SPDRs in the form of physical certificates ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to you Notes, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the prospectus, any payment on your Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price of the SPDRs (including, without limitation, whether the closing price of the SPDRs has fallen below the trigger price on any trading day during the observation period), antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the SPDRs and/or listed and/or over-the-counter options, futures or exchange-traded funds on the SPDRs or the S&P 500 Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of the SPDRs,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the SPDRs or the S&P 500 Index,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments designed to track the performance of the SPDRs or the S&P 500 Index, or
➢	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the SPDRs, listed or over-the-counter options, futures, exchange-traded funds or other instruments on the SPDRs or the S&P 500 Index or listed or over-the-counter options, futures, exchange-traded funds or other instruments designed to track the performance of the SPDRs or the S&P 500 Index.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page 10 of this free writing prospectus for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

This summary is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies to you if (1) you are an initial holder of Notes purchasing the Notes at the “issue price,” which isthe first price at which a substantial amount of the Notes is sold to the public, and (2) you hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the Notes that may be relevant to you in light of your particular circumstances or if you are a holder of a Note who is subject to special treatment under the U.S. federal income tax laws, such as:

t	one of certain financial institutions;
t	an insurance company;
t	a tax-exempt entity;
t	a dealer in securities;
t	a regulated investment company;
t	a real estate investment trust;
t	a person holding the Notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to the Notes;
t	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;
t	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
t	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

In addition, we will not determine whether the SPDRs is treated as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If it is so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. holder upon the sale, exchange or retirement of the Notes or any shares of the SPDRs received. You should consult your tax advisor regarding the possible consequences to you if the SPDRs is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences (including alternative treatments) of owning and disposing of the Notes or the SPDRs, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Treatment of the Notes

We, and by purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for all U.S. federal income tax purposes as a unit consisting of (1) an option written by you to us (the “option”) to enter into a forward contract to acquire the SPDRs (the “forward contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of your Notes (the “debt instrument”). The option will be deemed to have been exercised if the closing price of the SPDRs falls below the trigger price on any trading day during the observation period. Under this treatment, the coupon payments on the Notes will be treated in part as payments of interest on the debt instrument and in part as payments on the option (the “option premium”). Unless otherwise specified in the relevant pricing supplement, the terms of your Notes will require you and us (i) to treat the debt instrument as providing for interest payments and the option as providing for option premium, and (ii) to treat 100% of your purchase price for the Notes as allocated to the debt instrument.

The treatment described above is not binding on the IRS or a court and is only one of several possible reasonable treatments (as discussed below) of the Notes for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the relevant pricing supplement. You should consult the relevant pricing supplement for any additional discussion of U.S. federal income taxation with respect to the specific Notes offered thereunder.

Unless otherwise stated, the following discussion assumes that the treatment of the Notes described above is respected.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. holder of Notes. You are a “U.S. holder” if you are, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

t	a citizen or resident of the United States;
t	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or
t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Coupon Payments. As described above, the coupon payments on the Notes will be treated in part as interest on the debt instrument and in part as option premium. If you are a cash-method holder, you generally will recognize interest income equal to the portion of each coupon payment attributable to the debt instrument at the time such portion is received. If you are an accrual-method holder (or a cash-method holder who elects to accrue interest income on the Notes currently), you will be required to accrue this interest income on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. Any interest accruals included in income with respect to the Notes will increase your adjusted basis in the Notes and may affect the amount of gain or loss recognized by you on the sale, exchange or retirement of the Notes prior to maturity. You may be required to defer deductions for interest paid or accrued with respect to indebtedness incurred to purchase or carry your Notes until maturity or until the Notes are disposed of in a taxable transaction. Under the treatment described above, option premium will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes, as discussed below.

Treatment at Maturity. The receipt of a cash payment equal to the principal amount of your Notes upon the maturity of your Notes (plus the final Coupon Payment) will be treated (i) as payment in full of the principal amount of the debt instrument, which would not result in your recognition of gain or loss, and (ii) as the lapse of the option, which will result in your recognition at maturity of short-term capital gain in an amount equal to the aggregate option premium paid to you during the term of the Notes.

If the closing price of the SPDRs falls below the trigger price on one or more trading days during the observation period, the option will be deemed to have been exercised and at maturity you will receive shares of the SPDRs. The exercise of the option will not be a taxable event, and the receipt of the shares under the forward contract will not result in your recognition of gain or loss with respect to the option premium or the shares received. You will instead take an aggregate basis in the shares received equal to the principal amount of your Notes less the aggregate option premium paid to you during the term of the Notes. In addition, your holding period for the shares received would start on the day after receipt. If you receive cash in lieu of a fractional share of the SPDRs, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity. Upon a sale, exchange or retirement of your Notes prior to maturity, you will be required to apportion the amount received between the debt instrument and the option (or the forward contract, if the option is deemed to have been exercised because the closing price of the SPDRs fell below the trigger price prior to such sale, exchange or retirement of the Notes) on the basis of their respective values on the date of sale, exchange or retirement. You generally will recognize gain or loss with respect to the debt instrument in an amount equal to the difference between (i) the amount received on such sale, exchange or retirement that is apportioned to the debt instrument and (ii) the principal amount of your Notes. Any gain recognized with respect to the debt instrument will be treated as ordinary income to the extent of any accrued but unpaid interest not yet taken into account. Any loss will be short-term capital loss. The amount received on such sale, exchange or retirement that is apportioned to the option or the forward contract, as applicable, if any, together with the amount of aggregate option premium previously paid to you will be short-term capital gain. If the value of the debt instrument at the time of sale, exchange or retirement exceeds the amount that you receive upon such sale, exchange or retirement, you will be treated as having paid an amount equal to such excess in exchange for the assumption of your obligations under the option or the forward contract, as applicable. In this case, you will recognize short-term capital gain or loss in an amount equal to the difference between the aggregate option premium previously paid to you and the amount of the payment you would be deemed to make with respect to the assumption of the option or the forward contract, as applicable.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from the description herein. For example, a Note might be treated as a single debt instrument, with the result that any gain on the sale, exchange or retirement of the Note could be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternately, the entire amount of the coupon payments might constitute ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. Other tax treatments also are possible. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of Notes. You are a “non-U.S. holder” if you are, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

t	a nonresident alien individual;
t	a foreign corporation; or
t	a foreign estate or trust.

We do not intend to withhold on payments made on the Notes, provided that you certify on IRS Form W–8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements. It is possible that amounts may be withheld by another withholding agent, in which case you should consult your tax advisor regarding the possible refund of such amounts.

Any gain realized on the sale, exchange or retirement of a Note will be exempt from U.S. federal withholding tax, but may be subject to U.S. federal income tax if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met or if such gain is effectively connected with your conduct of a U.S. trade or business, as discussed below. A non-U.S. holder who is present in the United States for 183 days or more in the taxable year of disposition is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or retirement of a Note.

If you are engaged in a trade or business in the United States and if income or gain from the Notes is effectively connected with your conduct of that trade or business, you generally will be subject to regular U.S. federal income tax on that income or gain in the same manner as if you were a U.S. holder except that, in lieu of IRS Form W-8BEN, you generally will be required to provide a properly executed IRS Form W-8ECI to us or to another withholding agent. If this paragraph applies to you, you are urged to consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Payments received on the Notes and proceeds received from a sale, exchange or retirement of Notes may be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder). If you are a non-U.S. holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Notes they purchase at the original issue price specified in the pricing supplement related to the Notes. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth in the pricing supplement related to the Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this free writing prospectus and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this free writing prospectus and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with any Notes offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this free writing prospectus and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this free writing prospectus and accompanying prospectus are being used in a market-making transaction.

We expect to deliver each offering of the Notes against payment on or about the sixth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.